                                                                   EXHIBIT 10.40

                              CONVERSION DEFERRAL,
                      WARRANT AND REIMBURSEMENT AGREEMENT


          This Warrant and Settlement Agreement (the "Agreement"), is made and entered into as of April 11, 1995, by and between Citadel Holding Corporation, a Delaware corporation ("Citadel"), and Craig Corporation, a Delaware corporation ("Craig").

                                    RECITALS

          A. Craig owns shares of common stock, par value $.01 per share (the "Common Stock"), and 3% Cumulative Voting Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Citadel.

          B. Citadel and Craig are defendants in a lawsuit filed by Dillon Investors, L.P., a Delaware partnership ("Dillon LP"), in the Court of Chancery of the State of Delaware in and for New Castle County (C.A. No. 13867) (the "Delaware Action").

          C. Citadel is the plaintiff in a lawsuit filed by it in the United States District Court, Central District of California (Case No. CV-94-7735 R) (the "Federal Action", and collectively with the Delaware Action, the "Actions"), naming as defendants Dillon LP, Roderick H. Dillon, Jr. ("Dillon"), Roderick H. Dillon, Jr. Foundation, an Ohio trust ("Dillon Trust"), and Roderick
H. Dillon, Jr.-IRA ("Dillon IRA"; Dillon LP, Dillon, Dillon Trust and Dillon IRA are collectively referred to herein as the "Dillon Parties"), and certain other individuals.

          D. Citadel, Craig and the Dillon Parties have executed agreements to settle the Actions and to provide mutual releases of all claims related thereto (the Settlement Agreements"), pursuant to which, among other things, (i) Citadel is acquiring from the Dillon Parties 666,000 shares of Common Stock and (ii) Craig has agreed that, prior to February 4, 1996, Craig will not, absent the approval of a majority of the outstanding shares of Common Stock of Citadel, exercise its right to tender any share or shares of the Preferred Stock for conversion into common stock of Citadel pursuant to Section 7 of the Certificate of Designation of the Preferred Stock.

          NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, the parties hereto agree as follows:

          1.  Conversion Deferral.  In conformity with the Settlement
              -------------------
Agreements, Craig hereby agrees, effective on the Closing Date (as defined below), that, prior to February 4, 1996, Craig will not, absent the approval of a majority of the outstanding shares of Common Stock of Citadel, exercise its right to tender any share or shares of the Preferred Stock for conversion into Common Stock of Citadel pursuant to Section 7 of the Certificate of Designation of the Preferred Stock (the "Conversion Deferral")

          2.   Warrant.
               -------

          2.1 In consideration of Craig's agreement to the Conversion Deferral, Citadel hereby grants to Craig, effective on the Closing Date, a warrant (the "Warrant"), exercisable on or prior to the second anniversary of the date of this Agreement in whole or from time to time in part, to purchase 666,000 shares (the "Warrant Shares") of Common Stock of Citadel, representing the number of shares of Common Stock purchased by Citadel from the Dillon Parties pursuant to the Settlement Agreements, at a price per share, payable in cash, of $3.00 (the "Warrant Price"). If the outstanding shares of Common Stock are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, mergers, consolidations, stock splits, reverse stock splits, stock dividends, rights offering or similar event, appropriate adjustments shall be made to the number and type of Warrant Shares and the Warrant Price to reflect any such event(s), and if Citadel undertakes a rights offering to the holders of Common Stock of the type described in Exhibit A attached hereto, the appropriate adjustments shall be those set forth in Exhibit A attached hereto and incorporated herein by reference.

          2.2 The Warrant Shares shall be deemed to be included in the term "Shares" for purposes of Article Three of that Stock Purchase Agreement dated October 21, 1994 (the "1994 Agreement") between Citadel and Craig and shall accordingly be eligible for registration under the Securities Act of 1933, as amended, in accordance with the terms of the 1994 Agreement; provided, however, that the date applicable to the Warrant Shares set forth in Section 3.1(b)(vi) of the 1994 Agreement shall be April 17, 1996.

          3.  Reimbursement of Expenses.  In further consideration of Craig's
              -------------------------
agreement to the Conversion Deferral, Citadel hereby agrees, effective the Closing Date, to reimburse Craig for its legal fees and expenses, up to a maximum of $75,000, incurred by Craig in defense of the Delaware Action upon submission to Citadel of appropriate written invoices and receipts itemizing such fees and expenses in reasonable detail.

          4  Closing Date; Termination.  As used herein, the terms "Closing" and
             -------------------------
"Closing Date" shall mean the Closing and Closing Date, respectively, contemplated by the Stock Exchange and Settlement Agreement dated April 3, 1995 (the "Settlement Agreement") among Citadel and the Dillon Parties. All provisions of this Agreement are subject to the approval of the Boards of Directors of Citadel and Craig. If (i) this Agreement has not been approved by the Boards of Directors of Citadel and Craig on or before April 13, 1995, or
(ii) the Settlement Agreement is terminated for any or no reason prior to the occurrence of the Closing, then this Agreement shall thereupon immediately and automatically terminate and shall thereafter have no legal force or effect whatsoever.

          5.  Miscellaneous.
              -------------

          5.1  Notices.  All notices, requests, demands and other communications
               -------
hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or two days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Craig:              Craig Corporation
                        116 N. Robertson Blvd.
                    Los Angeles, California  90048
                      Telecopy:  (310) 659-9120
                        Attention:  President

If to Citadel:       Citadel Holding Corporation
                         4565 Colorado Street
                       Los Angeles, California
                      Telecopy:  (818) 549-3564
                        Attention:  President


          5.2  Assignability and Parties in Interest.  This Agreement shall not
               -------------------------------------
be assignable by either of the parties, except that (a) affiliates of Craig may participate in registrations as contemplated by Section 2.2 and (b) the rights of Craig under Section 2.2 may be assigned to one acquiror of all Warrant Shares and Shares under the 1994 Agreement in a private purchase from Craig and its affiliates if and when such acquiror delivers to Citadel such acquiror's written agreement to assume all of the obligations of Craig under Article Three of the 1994 Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

          5.3  Governing Law.  This Agreement shall be governed by, and
               -------------
construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of California.

          5.4  Counterparts.  This Agreement may be executed in several
               ------------
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          5.5  Complete Agreement.  This Agreement contains the entire agreement
               ------------------
between the parties with respect to the subject matter hereof and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

          5.6  Modifications, Amendments and Waivers.  This Agreement may be
               -------------------------------------
modified, amended or otherwise supplemented only by a writing signed by both of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

          5.7  Attorneys' Fees and Costs.  Should any party institute any
               -------------------------
arbitration, action, suit or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in connection therewith.

          5.8  Contract Interpretation; Construction of Agreement.
               --------------------------------------------------

          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, party and recital references are to this Agreement unless otherwise stated.

          (b) Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                              CRAIG CORPORATION


                              By: /s/ S. CRAIG TOMPKINS
                                 -----------------------------------------
                              Title:  President
                                    --------------------------------------


                              CITADEL HOLDING CORPORATION


                              By: /s/ STEVE WEISS
                                 -----------------------------------------
                              Title: President and Chief Executive Officer
                                    --------------------------------------

                                   EXHIBIT A

     Adjustment for Conventional Rights Issue.  If Citadel distributes any
     ----------------------------------------
conventional rights, options or warrants to all holders of its Common Stock, entitling them to purchase shares of Common Stock at a price per share less than the Current Market Price per share (as defined below) on the record date described below, the number of unissued Warrant Shares and the Warrant Price shall be adjusted as follows:

          The number of unissued Warrant Shares shall be adjusted pursuant to the following formula:

                O + A
             -----------
WS' = WS  X    O + PxA
                   ---
                    M

          The Warrant Price shall be adjusted pursuant to the following formula:

              O + PxA
                  ---
WP' = WP  X        M
            -----------
              O + A

          where:

          WS'   =     the adjusted number of Warrant Shares.

          WS    =     the current number of unissued Warrant Shares.

          WP'   =     the adjusted Warrant Price.

          WP    =     the current Warrant Price.

          O     =     the number of shares of Common Stock outstanding on the
                      record date.

          A     =     the number of additional shares of Common Stock offered.

          P     =     the offering price per share of additional shares.

          M     =     the "Current Market Price" per share of Common Stock on
                      the record date, determined by averaging the closing prices for the Common Stock on the American Stock Exchange
                      (or other principal exchange or market system on which the Common Stock then trades) for the ten trading days immediately preceding the record date.

     The adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants. If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the number of unissued Warrant Shares and the Warrant Price shall be immediately readjusted to what they would have been if "A" in the above formula had been the number of shares actually issued.

     Unconventional Rights Offerings.  If Citadel distributes any unconventional
     -------------------------------
rights, options or warrants to all holders of its Common Stock, entitling them to purchase shares of Common Stock at a price per share less than the Current Market Price per share on the record date, the parties will negotiate in good faith for adjustments to the number of unissued Warrant Shares and the Warrant Price that are fair, just and equitable.